Exhibit 10.7


=====================================================
This is an accurate certified copy.
Date 10/4/96

Signed   /s/ Geoffrey S. Magnuson
         Geoffrey S. Magnuson Corporate Secretary
         Idaho Consolidated Metals Corporation
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                              GALLAUGHER AGREEMENT

                             DATED: SEPTEMBER 5,1996

                          OPTION AND PURCHASE AGREEMENT

                                     BETWEEN

                            CLIFF AND JUNE GALLAUGHER

                                       AND

                      IDAHO CONSOLIDATED METALS CORPORATION

GALLAUGHER AGREEMENT
Dated September 5, 1996



     THIS AGREEMENT is made and is effective on this 5th day of September, 1996, by and between the parties hereinafter named, for the term and upon and under the terms and conditions hereinafter set forth.

     1. Parties. The parties to this Agreement, and their addresses for all purposes hereof, are: (a) OPTIONOR: Cliff Gallaugher, whose address is 2125 Little Canyon Road, Peck, Idaho 83545; and, (b) OPTIONEE: Idaho Consolidated Metals Corporation, P.O. Box 1124, Lewiston, ID 83501.

     2. Definitions. The following terms and expressions shall have the following meanings:

     (a) "Construction' includes the supply, construction, erection and or installation of all reasonably required mining, milling and processing equipment and plant or improvements to be used for mining and treatment of Minerals, including open pit capital equipment, open pit reproduction stripping, underground capital equipment, underground mine preparation, accommodation facilities and buildings, ancillary equipment and buildings, engineering, office and on-site administration.

     (b) "Development" shall mean the activity, operations or work performed on the Property in preparing for the removal of a deposit of Minerals, or expansion of same, including sampling, metallurgical studies, site mapping and surveying. environmental studies, design engineering. obtaining governmental permits, shaft sinking, underground drifting and drilling, site preparation, driving adits, buildings and improvements, access roads, housing and permanent accommodation facilities and engineering, office and on-site administration.

     (c) "Expenditures" in relation to Exploration, Development, Construction and or Mining means the aggregate of all reasonable direct or indirect expenses of or incidental to any or all of the foregoing.

     (d) "Exploration" shall mean the activity, operations or work performed for the purpose of ascertaining the existence, location, quantity, quality, or extent of deposits of Minerals within the Property including drilling, assaying, geological, geophysical and geochemical surveys, studies and mapping, surveying, trenching, field support and engineering, on-site office and administration.

     (e) "Exploration and Evaluation Period" shall mean that period of time commencing with the execution hereof and terminating on March 5, 1997, or such earlier date as Optionee may exercise its option to purchase as described in this agreement.




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


GALLAUGHER AGREEMENT
Dated September 5, 1996


     (f) "Minerals" means all minerals or substances of every nature and character whatsoever within the limits of the Property; whether or not at the time of execution of the Agreement any mineral was given any commercial consideration by the parties, but excluding minerals not subject to mineral location under the laws of the United States at the time each unpatented mining claims comprising the Property was located, which latter excluded items shall not be deemed the subject of this Agreement.

     (g) "Mining" shall mean the activity, operation or the carrying on of mining, extracting, producing and handling Minerals, and all other work incidental thereto, as the same shall be performed with and upon the Minerals including providing accommodation, transportation, milling, smelting, refining and other processing of Minerals performed in connection with such mining, extracting, producing and handling of Minerals.

     (h)  "Property"  shall mean the six  unpatented  mining  claims  located in
Section 13 & 24, Township 29N, Range 8 East, B.M., in the Elk City Mining District, located in the County of Idaho, State of Idaho, to wit:

           UNPATENTED                                      ICMC NUMBERS
           ----------                                      ------------

     1.   Quartz Lode Noisy Rock Amended                    ICMC 41990
     2.   June Day #1 Lode                                  ICMC 33116
     3.   June Day #2 Lode                                  ICMC 33117
     4.   Noisy Rock Placer                                 ICMC 60992
     5.   Rare Find Group #2 Amended                        ICMC 41988
     6.   Rare Find Group #3                                ICMC 41989

     3. Title. Optionor hereby represents and covenants that (1) he owns the right to mine the Property for Minerals, free and clear of all liens and encumbrances, (2) he is in possession of the Property, (3) he has no knowledge of any adverse claim or encumbrance upon the Property. (4) the Property is in good standing under all applicable laws and regulations and all taxes, assessments and filings have been timely paid or filed, (5) he has the full right and authority to enter into this Agreement Such covenants and warranties are continuing conditions of Optionee's obligations hereunder and shall be expressed in any conveyance to Optionee made pursuant to exercise of the option granted by this Agreement.

     4. Initial Payment. As consideration for both the exploration rights and the option to purchase granted hereby, Optionee shall pay a total of $2000 upon execution.

     (a) Both parties acknowledge that Mr. Dave Cuddy is to receive a 10% finder's fee from any and all payments from Optionee to Optionor.

     5. Option to Purchase. Optionor hereby grants to Optionee an exclusive option to



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

GALLAUGHER AGREEMENT
Dated September 5, 1996


purchase the property. At the end of the six month period, the Optionee can elect to proceed WI either of the following two options.

     OPTION I - The Optionee can elect to purchase the property and the Owner agrees to transfer all right, title and interest in the property to the Optionee for a total price of $100,000.

     OPTION II - The Optionee agrees to pay to the Owner the sum of $2,400 per quarter for a year total of $9,600 and a cumulative total of $9,600. In the second year, the quarterly payment will increase by $1,200 to $3,600. This will give a total for the second year of $14,400 and a cumulative total of $24,000. In the third year, the quarterly payments will increase by $1,200 to $4,800 for a year total of $19,200 and a cumulative total of $43,200. In year four, the quarterly payments will increase by $1,200 to $6,000 per quarter for a year total of $24,000 and a cumulative total of $67,200. In year five, the quarter payments will increase by $1,200 to $7,200 per quarter for a year total of $28,800, and a cumulative total of $96,000. At the end of year five, the Optionee will make a final payment of $54,000 for a cumulative total of $150,000. The Owner agrees to transfer all right, title and interest in the property to the Optionee. Schedule A has the payment schedule listed for the six month evaluation period and for the two purchase options as well.

In the event that the Optionee places the property into production the Owner agrees to transfer all right title and interest in the property to the Optionee and the owner shall be entitled to receive $150,000.00 less all quarterly payments made to the date when the property is placed in production. In the event the property is not placed into production by September 5, 2002 then the Optionee shall have no further interest in the property unless the Optionee elects to pay the sum of $150,000 to the Owners less all quarterly payments made on or before July 1, 2002.

     6. Possession During Exploration and Evaluation Period. Prior to exercise of the option as herein described, Optionee shall have all rights of access and use of the Property as may reasonably be required in conjunction with those activities to be carried out during the Exploration and Evaluation Period as described herein. Such rights of Optionee will include the following:

     (a) Sole, exclusive and quiet possession of the Property with the right to initiate and carry out all activities contemplated by the Exploration and Evaluation Period as herein described, including the right to suspend such operations during the months of October through April should access to the mine or circumstances of weather prohibit on-site operations during such period, with the right to recommence such operations after such temporary suspension.

     (b) To carry out the above in any manner that Optionee, in its reasonable discretion, considers advisable.




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


GALLAUGHER AGREEMENT
Dated September 5, 1996


     (c) To remove Minerals from the Property to the extent Optionee may reasonably believe desirable for testing and evaluation.

     7. Encumbrance by Optionee. Optionee, during the Exploration and Evaluation Period, shall have no rights whatsoever to encumber the Property, nor cause any encumbrance of the Property to come into existence, except with the prior written approval of Optionor. Optionee acknowledges that any violation of this provision would cloud Optionor's title and or rights to the Property and agrees to indemnify and hold harmless Optionor for any and all violations hereof, including the costs of removal of any cloud or claim, including, but not limited to, Optionees reasonable attorney's fees incurred in the course thereof.

     8. Optionor's Covenants. Optionor covenants while the Agreement between the parties hereto is in effect:

     (a) Not to sell, transfer, encumber, suffer any lien upon, dispose of or deal in the Property or title thereto.

     (b) To assist with Optionee in obtaining such permits and approvals as Optionee may require or consider advisable to comply with all regulatory or governmental requirements which affect the Property. In the event Optionee desires to apply for patent to any of the unpatented mining claims, Optionor agrees to assist and cooperate with Optionee in such application, which application shall be made in the name of Optionor.

     (c) To notify Optionee of any knowledge, communication or notice relating to the Property.

     (d) To keep all information and data concerning the Property secret and confidential and not to release any such information without prior written consent of Optionee.

     (e) That Optionee, so long as it performs all obligations and covenants on its part to be performed, shall peaceably possess and enjoy the Property without interruption or disturbance from Optionor or any other person, firm or corporation.

     9. Optionee's Covenants. Optionee covenants:

     (a) To keep the Property in good standing by payment of all taxes and assessments.

     (b) To furnish Optionor promptly with copies of surveys, assays, drill logs, and other similar documents obtained by or for Optionee relating to the Property.

     (c) To furnish Optionor annually with proposed programs of exploration work and budgets therefor prior to their implementation.

GALLAUGHER AGREEMENT
Dated September 5, 1996


     (d) To permit authorized representatives of Optionor to have access to the Property at their own risk at all reasonable times and to the records maintained by Optionee in connection with work carried out on the Property.

     (e) To pay and discharge all accounts, expenses, and charges incurred by it in respect to work on the Property as they become due and to keep the title free of any lien.

     (f) To hold harmless and indemnify Optionor from all liabilities, loss of any and all kinds and responsibility for environmental damages, charges, fines and penalties of every kind resulting from activities of Optionee.

     (g) To obtain all required permits and satisfy all requirements of all governmental agencies and political subdivisions including but not limited to Federal, State, County and any water, fire, or other agency having requirements that may affect Optionee's exploration program.

     (h) To timely prepare for submission (with contemporaneous copies to Optionor) all reports, affidavits, estimates and other filings or documentation of any and all types required to be submitted to any governmental agencies having jurisdiction over the Property during the term of this Agreement.

     10. Force Majeure. If Optionee is delayed or prevented from carrying out any Exploration, Development, Mining, or work programs as a result of causes beyond the reasonable control of Optionee (including without limiting the generality of the foregoing, acts of God, strikes, lockouts or other labor or industrial disturbances, restraints by governmental agencies, interruptions by government or court orders, future orders of any regulatory body having jurisdiction, delays caused by inability to obtain necessary permits or delays caused by environmental groups, entities or agencies, acts of the public enemy, wars, riots, sabotage, blockages, embargoes, insurrections, failure or inability to secure fuel, powers, materials, contractors or labor, depressed metal prices or other economic conditions, epidemics, snowslides, landslides, lightning, weather conditions materially preventing or impairing work, earthquakes, fires, storms, floods, washouts or explosions), the period of all such delays resulting from such causes or any of them shall be excluded in computing all periods of time within which Optionee must perform work or make payments both before and after exercise of the option to lease as well as the time within which Optionee may exercise the option herein described; provided, however that under no circumstances shall such option be extended beyond September 5, 1997. and if not exercised by that time, said option shall lapse and all rights of Optionee to the Minerals and the Property shall be terminated.

     11. Termination. The rights of Optionee granted hereby shall be subject to termination as follows:

     (a)   Termination.   Any  and  all  rights  of  Optionee   hereunder  shall
automatically terminate without any action of Optionor in the following events:




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


GALLAUGHER AGREEMENT
Dated September 5, 1996



          (i) If Optionee has not exercised the option granted to it prior to its expiration as hereinafter provided.

          (ii) Nonrectification of substantial breach by Optionee of its obligations hereunder within 60 days of written notice, except, however, no such notice shall be required in the event of failure to make any payments as required by the terms of this Agreement.

     (b) Rights of Optionee on Termination. On termination, Optionee shall have one year to remove equipment owned or leased by it, but Optionee shall have no right to remove shaft and underground timbers and supports or framework necessary to the use or maintenance of shafts or approaches to mines or workings. After the removal period above provided any equipment remaining on the Property shall become the property of the Optionor.

     (c) Other Termination Rights/Duties. Optionee shall have the right at any time to terminate in respect to any part or parts of the Property by written notice given Optionor within the same period required for notice of termination of the Agreement as herein provided. On termination Optionee shall leave the Property or that part relinquished in a good and safe condition in accordance with local, state and federal laws.

     12. Notices. Any notices due or to be delivered hereunder shall be deemed to have been delivered when the same shall have been placed in the United States mails, with sufficient postage affixed, certified, return receipt requested, addressed to the other party at the address set forth in paragraph I above. No change of address of any party shall be binding upon or effective as to any other party until 15 days after written notice thereof shall have been delivered to the other party.

     13. Entire Agreement. This Agreement shall be construed in accordance with the laws of the State of Idaho except that all matters relating to unpatented mining claims shall be governed by applicable federal law and regulation. This Agreement constitutes the entire agreements between the parties. All other, prior or contemporaneous agreements or understandings between the parties are merged herein. No additions hereto or alterations hereof shall be binding upon either party until and unless a memorandum in writing expressing such action shall have been executed by both parties.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.




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

GALLAUGHER AGREEMENT
Dated September 5, 1996



OPTIONOR:                                  OPTIONEE


/s/ Cliff Gallaugher                       /s/ Del Steiner
-------------------------------            ----------------------------------
Cliff Gallaugher                           Del Steiner, President
                                           Idaho Consolidated Metals Corporation

/s/ June Gallaugher
-------------------------------
June Gallaugher





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


                                   SCHEDULE A


Idaho Consolidated Metals Corporation
Buster Property Offer

GAL1.WB3
Revised:       09/04/96
Printed:       09/04/96

Six month option to Purchase       $2,000 Non-refundable


Option I
--------

Purchase           $100,000        Purchase at the end of the 6 month period



Option II

Year    Qtrly payment   Yearly Total    Cumulative Totals   Comments

1997       $2,400          $9,600            $9,600      Quarterly payments

1998       $3,600         $14,400           $24,000

1999       $4,800         $19,200           $43,200

2000       $6,000         $24,000           $67,200

2001       $7,200         $28,800           $96,000

2002                      $54,000           $150,000     Final payment at the
                                                         end of Year 5, March 5,
                                                         2002


Note: At the end of the six-month period, Idaho Consolidated Metals can select either Option I or Option II.